Exhibit 10.11

EXECUTIVE SEVERANCE AGREEMENT

THIS AGREEMENT is entered into as of the 20th day of March 2006 by and between Rackspace, Ltd., a Texas limited partnership (the “Company”), and Major G. Horton (“Employee”).

WITNESSETH

WHEREAS, the Company is indirectly owned, in whole, by Macro Holding, Inc., a Delaware corporation (the “Parent Company”); and

WHEREAS, the Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company, the Parent Company and its stockholders; and

WHEREAS, of even date herewith, Employee has been named as a senior officer of the Company and the Parent Company; and

WHEREAS, the Company has determined that it is in the best interests of the Company, the Parent Company, and its stockholders to ensure Employee’s undivided dedication to his duties without being influenced by the Employee’s uncertainty as to the Employee’s employment;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Employee hereby agree as follows:

1. Definitions: As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Cause” shall mean (i) gross negligence or willful misconduct in the performance of Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company (as determined by the CEO or the Board of Directors of the Parent Company in good faith), (ii) material and willful violation of any federal or state law causing material harm to the standing and reputation of the Company (as determined by the CEO or Board of Directors of the Parent Company in good faith), (iii) conviction of a felony or crime involving moral turpitude, causing material harm to the standing and reputation of the Company (as determined by the CEO or Board of Directors of the Parent Company in good faith), or (iv) the death or Disability of the Employee.

(b) “Disability of Employee” means, the expiration of a continuous period of one hundred and eighty (180) days during which Employee is unable to perform his assigned duties due to physical or mental incapacity.

(c) “Involuntary Termination” means voluntary resignation by Employee upon 30 days prior written notice to the Company, following (i) a material reduction or change in the duties, responsibilities and requirements inconsistent with the Employee’s position with the Company and Employee’s prior duties, responsibilities and requirements, which, after written notice from the Employee to the Company that such reduction or change constitutes an Involuntary Termination is not appropriately modified by the Company within ten business days of such written notice, provided, however, any such material reduction or change in the Employee’s duties, responsibilities and requirements following a Significant Transaction (as defined below) shall not be grounds for an Involuntary Termination; (ii) any reduction in base compensation; or (iii) a requirement that Employee relocate to a location more than 50 miles from the Company’s current location (unless the location is Austin, Texas, in which case such requirement shall not cause an Involuntary Termination).

(d) “Significant Transaction” means (i) the sale of all or substantially all of the assets of the Company or the Parent Company to an unaffiliated third party, or (ii) a merger, business combination or a change in control through the issuance or transfer of equity in the Parent Company wherein (A) the equity holders of the Parent Company (whether partners, stockholders, members or otherwise) immediately prior to the merger, combination or change in control, do not own or control (directly or indirectly) at least 20% of the equity interest in the Parent Company or the successor company, as the case may be, or (B) the equity holders of the Parent Company (whether partners, stockholders, members or otherwise) immediately prior to the merger, combination or change in control, do not own or control (directly or indirectly) at least 50% of the equity interest in the Parent Company or the successor company, as the case may be, and the persons providing for the management of the Parent Company immediately prior to such transaction are as a result of such transaction to be replaced with a new management team. However, an event which would otherwise constitute a “Significant Transaction” shall not constitute a Significant Transaction if it results from the Parent Company’s issuance of its shares to the public under a registration statement effective under the Federal Securities Act of 1933.

2. Severance Benefit. If within eighteen (18) months from the date of this Agreement, Employee’s employment is terminated by the Company or its successor for any reason other than Cause (as defined above) or Employee becomes subject to an Involuntary Termination (as defined above), upon receipt of a general release in a form satisfactory to Company. Employee will be entitled to receive continuation of an annualized base salary of $235,000 per year payable for a period of 12 months.

3. Employment with the Company. Employee agrees that he is an employee-at-will and that nothing in this Agreement shall create any express or implied right of continued employment by the Company. Employee’s employment may be terminated at any time by the Company with or without Cause.

4. Successors; Binding Agreement.

(a) This Agreement shall be binding on the Company, its successors and assigns.

(b) This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

If to the Employee: At the last known address shown in the Company’s personnel records.

If to the Company:	Rackspace, Ltd. 9725 Datapoint Drive, Suite 100 San Antonio, TX 78229 Attention: General Counsel

Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 5.

6. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the state of Texas without regard to the principle of conflicts of laws.

7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

8. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Employee and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Employee of the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Employee or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Employee, Employee’s estate or Employee’s beneficiaries pursuant to this Agreement are in addition to any rights of or benefits payable to, Employee, Employee’s estate or Employee’s beneficiaries under any other employee benefit plan or compensation program of the Company, except as herein specifically provided.

[Signatures on following page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Employee has executed this Agreement as of the day and year first above written.

COMPANY:

RACKSPACE, LTD.

By:	RACKSPACE MANAGEMENT, LLC, its General Partner

	By:	/s/ Lanham Napier
Lanham Napier, its President

EMPLOYEE:

/s/ Major G. Horton
MAJOR G. HORTON